Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 22, 2024	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended November 2, 2024 was $44.2 million, or $0.89 per share ($0.88 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended November 2, 2024 decreased 3.2 percent to $293.6 million from net sales of $303.5 million for the prior year 13-week fiscal quarter ended October 28, 2023. Comparable store net sales for the 13-week fiscal quarter ended November 2, 2024 decreased 0.7 percent from comparable store net sales for the prior year 13-week period ended November 4, 2023. Online sales increased 1.1 percent to $46.6 million for the 13-week fiscal quarter ended November 2, 2024, compared to net sales of $46.1 million for the 13-week fiscal quarter ended October 28, 2023.

Net sales for the 39-week fiscal period ended November 2, 2024 decreased 4.6 percent to $838.5 million from net sales of $878.7 million for the prior year 39-week fiscal period ended October 28, 2023. Comparable store net sales for the 39-week period ended November 2, 2024 decreased 5.4 percent from comparable store net sales for the prior year 39-week period ended November 4, 2023. Online sales decreased 9.2 percent to $128.0 million for the 39-week period ended November 2, 2024, compared to net sales of $141.0 million for the 39-week period ended October 28, 2023.

Due to the 53rd week in fiscal 2023, comparable store net sales for the quarter and year-to-date periods are compared to the 13-week and 39-week periods ended November 4, 2023.

Net income for the third quarter of fiscal 2024 was $44.2 million, or $0.89 per share ($0.88 per share on a diluted basis), compared with net income of $51.8 million, or $1.05 per share ($1.04 per share on a diluted basis) for the third quarter of fiscal 2023.

Net income for the 39-week fiscal period ended November 2, 2024 was $118.3 million, or $2.37 per share ($2.35 per share on a diluted basis), compared with net income of $140.3 million, or $2.83 per share ($2.81 per share on a diluted basis) for the 39-week period ended October 28, 2023.

Management will hold a live audio webcast at 10:00 a.m. EST today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_ZagNJtIfQImjiUbr7g6zdw. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 445 retail stores in 42 states. As of the end of the fiscal quarter, it operated 445 stores in 42 states compared with 443 stores in 42 states at the end of the third quarter of fiscal 2023.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023

SALES, Net of returns and allowances	$293,618	$303,457	$838,490	$878,719

COST OF SALES (Including buying, distribution, and occupancy costs)	153,547	156,242	445,188	459,835

Gross profit	140,071	147,215	393,302	418,884

OPERATING EXPENSES:
Selling	71,986	70,242	206,454	205,081
General and administrative	13,602	12,908	41,709	39,247
	85,588	83,150	248,163	244,328

INCOME FROM OPERATIONS	54,483	64,065	145,139	174,556

OTHER INCOME, Net	4,023	4,490	11,510	11,322

INCOME BEFORE INCOME TAXES	58,506	68,555	156,649	185,878

INCOME TAX EXPENSE	14,334	16,793	38,379	45,540

NET INCOME	$44,172	$51,762	$118,270	$140,338

EARNINGS PER SHARE:
Basic	$0.89	$1.05	$2.37	$2.83

Diluted	$0.88	$1.04	$2.35	$2.81

Basic weighted average shares	49,854	49,513	49,854	49,513
Diluted weighted average shares	50,297	49,937	50,230	49,891

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	November 2, 2024	February 3, 2024 (1)	October 28, 2023

CURRENT ASSETS:
Cash and cash equivalents	$301,958	$268,213	$311,657
Short-term investments	23,482	22,210	23,446
Receivables	7,901	8,697	10,341
Inventory	149,351	126,290	152,289
Prepaid expenses and other assets	22,236	18,846	11,206
Total current assets	504,928	444,256	508,939

PROPERTY AND EQUIPMENT	508,273	489,037	483,435
Less accumulated depreciation and amortization	(365,241)	(360,200)	(359,367)
	143,032	128,837	124,068

OPERATING LEASE RIGHT-OF-USE ASSETS	287,687	280,813	253,418
LONG-TERM INVESTMENTS	27,261	24,993	22,508
OTHER ASSETS	13,362	10,911	12,274

Total assets	$976,270	$889,810	$921,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$67,701	$45,958	$63,320
Accrued employee compensation	27,095	49,827	34,784
Accrued store operating expenses	25,921	19,067	26,335
Gift certificates redeemable	12,571	16,667	12,305
Current portion of operating lease liabilities	76,963	85,265	78,884
Income taxes payable	2,519	4,672	536
Total current liabilities	212,770	221,456	216,164

DEFERRED COMPENSATION	27,261	24,993	22,508
NON-CURRENT OPERATING LEASE LIABILITIES	247,850	230,141	208,517
Total liabilities	487,881	476,590	447,189

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 50,773,796 shares at November 2, 2024, 50,445,186 shares at February 3, 2024, and 50,445,386 shares at October 28, 2023	508	504	504
Additional paid-in capital	202,895	192,686	189,297
Retained earnings	284,986	220,030	284,217
Total stockholders’ equity	488,389	413,220	474,018

Total liabilities and stockholders’ equity	$976,270	$889,810	$921,207

(1) Derived from audited financial statements.